NEWS	For Release:	Exhibit 99 May 11, 2011

	Contact:	Tim Thorp
Investor Relations
218-723-3953
tthorp@allete.com

Hodnik named Chair of ALLETE Board of Directors

Duluth, Minn.—ALLETE, Inc. (NYSE:ALE) has named President and Chief Executive Officer Alan R. Hodnik to succeed Don Shippar as Chair of the ALLETE Board of Directors effective May 10, 2011.

Hodnik, 51, who became President in 2009 and CEO in May 2010, now assumes additional responsibilities as Chair of the Board of Directors. Since assuming the CEO role, Hodnik has overseen strong earnings growth, two successful rate cases, construction of renewable wind projects and large-scale efficiency and environmental upgrades at the company’s utility facilities.

“Al has provided exemplary leadership this past year,” said Lead Director, Bruce Stender. “This move completes a planned transition and reflects the board’s continued confidence in Al and his senior team during a time when the nation’s energy landscape is changing. Al has demonstrated a keen ability to seize new opportunities in the energy markets and navigate regulatory unknowns while providing value to our customers and shareholders.”

Hodnik succeeds Don Shippar who served as CEO and President of ALLETE from 2004 to 2010 when he retired. Shippar will continue to serve on the ALLETE Board.

“The Company is indebted to Don for his leadership during the past decade,” said Stender. “He brought a strong vision and managed a smooth leadership transition in an atmosphere that formed a corporate culture which has benefitted all stakeholders.”

A University of Minnesota graduate who joined the Company in 1982, Hodnik has held varied leadership positions within the company including Organizational Development Consultant, Co-Leader and Leader from 1989 to 1994. He also managed Laskin, Boswell and Taconite Harbor generating facilities from 1995 through 2004 and was named Vice President of Generation Operations in 2005, Senior Vice President – Minnesota Power Operations in 2006, and was promoted to Chief Operating Officer, with added responsibilities for Superior Water Light & Power and BNI Coal in 2007.

ALLETE's corporate headquarters are in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power in northeast Minnesota and Superior, Water, Light & Power Co. in northwest Wisconsin, ALLETE owns BNI Coal in Center, N. D. and has an eight percent equity interest in American Transmission Co. More information about the company is available on ALLETE's Web site at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.